EXHIBIT 99.1

REEBOK INTERNATIONAL PLANS TO ACQUIRE THE HOCKEY COMPANY

Planned Acquisition of a Leading Designer and Manufacturer of Hockey

Apparel and Equipment Reinforces Reebok as Authentic Global Performance

Sports Brand

Canton, MA., April 8, 2004 – Reebok International Ltd. (NYSE:RBK) announces plans to acquire all of the outstanding shares of Montreal-based The Hockey Company Holdings Inc. (TSX:HCY), a leading designer, manufacturer and marketer of hockey apparel and equipment, for Canadian $21.25 per share in cash.  The boards of directors of both companies have unanimously approved the transaction.  The equity value of the proposed transaction is approximately U.S. $204 million (based on current exchange rates), plus the assumption of U.S. $125 million of debt.

“Our acquisition of The Hockey Company and its portfolio of three of the world’s most respected hockey brand names – CCM, JOFA and KOHO – represents a tremendous opportunity for Reebok to further strengthen its position as a powerful global sports performance brand,” stated Paul Fireman, chairman and chief executive officer, Reebok International.  “The Hockey Company’s leading market position with elite athletes will enable Reebok to expand its reach to young athletes.  Hockey is currently one of the world’s fastest growing participatory sports, and there has been a dramatic increase in female participation,” continued Fireman.

The Hockey Company has a long tradition of supplying the world’s greatest hockey players with high performance, innovative hockey equipment.  Nearly every player in the National Hockey League, as well as players in all other professional and amateur hockey leagues, use its products.

This acquisition further leverages Reebok’s licensed product expertise as well as brings the brand into the sports equipment market, augmenting its sports performance credentials.

The Hockey Company has a long term licensing agreement with the National Hockey League, under which The Hockey Company serves as the supplier of authentic “on-ice” game jerseys to all 30 NHL teams.  It also has the exclusive worldwide rights to manufacture and market authentic, replica and practice jerseys using the names and logos of the NHL and its teams.  The Hockey Company also has exclusive agreements with the Canadian Hockey League, the American Hockey League and the ECHL.

“Reebok’s current infrastructure and expertise in developing, sourcing, distributing and marketing licensed apparel for some of the world’s major sports leagues will be a tremendous advantage to us as we continue to provide professional and amateur hockey players and fans throughout the world with uniforms and licensed apparel,” stated Matt O’Toole, president and chief executive officer, The Hockey Company.

“Furthermore, Reebok’s powerful brand and strong technology platforms will allow us to further strengthen our position in the hockey equipment market.  I am very excited to begin this new chapter in the history of The Hockey Company,” continued O’Toole.

Under the terms of the agreement, Reebok will commence a tender offer to acquire all outstanding shares of The Hockey Company.  Certain shareholders of The Hockey Company, including Wellspring Capital Management, which together own approximately 41% of The Hockey Company Holding Inc’s fully diluted shares (excluding options and warrants), have entered into a Lock-up Agreement under which they have agreed to tender their shares to Reebok.

The acquisition of The Hockey Company Holdings Inc. shares is subject to regulatory approval and other customary conditions.

Reebok believes The Hockey Company is an excellent strategic fit and will help to support Reebok’s strategic intention to expand its sports licensing and sports performance capabilities.

The 2003 sales for The Hockey Company were $239.9 million, up from $212.7 million in 2002.   Its products are currently distributed in approximately 45 countries through diverse retail channels, including specialty shops and sporting goods retailers.

The acquisition of The Hockey Company is not expected to have any material effect on  Reebok’s 2004 earnings or earnings per share if  there is a work stoppage.  Depending on the results of the NHL’s current labor negotiations, the acquisition could be accretive to Reebok’s 2004 earnings per share in the range of  $0.05 to $0.10.  The effects of the acquisition on earnings and earnings per share are before any possible one-time transaction-related charges.  During its regularly scheduled quarterly earnings teleconference (10:30am, Thursday, April 22, 2004), Reebok will discuss in further detail the proposed transaction and its long term strategic fit with the company.

Credit Suisse First Boston acted as financial advisor to Reebok for this transaction.

This release includes forward-looking statements about Reebok and its sales, revenues, earnings, spending, margins, cash flow, future orders, inventory, products, actions, plans, strategies, objectives and guidance with respect to Reebok’s future operating results.  These statements are based on our current expectations and are subject to certain risks and uncertainties that could cause Reebok’s actual results to vary materially from the results discussed in those forward-looking statements.  Reebok assumes no obligation to update any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward looking statements. Factors that might cause such differences include --- but are not limited to — the following:  Economic conditions in Reebok’s major markets; competition, shifts in consumer preferences; the ability to maintain advantageous licenses with Reebok’s licensors; risks associated with Reebok’s international sales, distribution and manufacturing; increases in raw material prices; Reebok’s ability to manage and forecast its growth and inventories; the loss of significant customers or suppliers; the effect of currency fluctuations; and other factors mentioned or incorporated by reference in this release and in Reebok’s 2003 Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which are on file at the SEC.

Reebok International Ltd., headquartered in Canton, MA., is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand.  Sales for 2003 totaled approximately $3.5 billion.

The Hockey Company Holdings Inc., headquartered in Montreal Canada, is listed on The Toronto Stock Exchange and trades under the symbol HCY.  With operations in Europe and the United States, it is the world’s largest designer, manufacturer and marketer of hockey equipment and related apparel under the three of the world’s most recognized hockey brand names:  CCM, JOFA and KOHO.  The Company is a world leader in the design and innovation of skates, sticks, helmets, protective equipment products and related apparel and is the exclusive licensee of the National Hockey League for authentic and replica jerseys.

For further information:  Reebok Media Contact:  Denise Kaigler, (781) 401-7869; Reebok Investor Contact:  Neil Kerman, (781) 401-7152; The Hockey Company Media Contact:  Len Rhodes, (514) 932-8021; The Hockey Company Investor Contact:  Robert Desrosiers, (514) 932-1118, ext. 265